For Immediate Release
Phone: 609-561-9000
IR Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x4240
October 30, 2006

SJI Enhances Dividend Policy

Folsom, N.J. - South Jersey Industries [NYSE:SJI] announced today that its board of directors has raised the range for annual dividend increases under its dividend policy. Going forward, SJI will look to grow its dividend by at least 6 to 7% per year, consistent with the company’s stated long-term earnings per share growth target. The previous dividend policy set a growth rate of 3 to 6% per year. The new policy statement by the company’s board also gives consideration to a target range for SJI’s payout ratio of between 50 and 60%.

“A strong track record of earnings growth and our confidence in SJI’s performance for 2006, 2007 and beyond justify a higher dividend growth level,” stated Edward J. Graham, SJI’s chairman and CEO. The company’s board will review the dividend for increase at its next scheduled meeting on December 1, 2006. Factors that the board considers when setting the dividend include future earnings expectations, payout ratio, and dividend yield relative to those at peer companies as well as returns available on other income-oriented investments. “The new policy will enable SJI’s dividend to keep pace with our rapid earnings growth, maintaining the dividend yield and payout ratio at appropriate levels,” continued Graham.

Growth in earnings per share at SJI, which has averaged over 10% during the last four fiscal years, significantly outstripped dividend growth under the previous policy. Consequently, SJI’s dividend payout ratio, which reflects the percentage of earnings paid as dividends to shareholders, has reduced to approximately 50%. “Our rapid earnings growth has delivered significant stock price appreciation for our shareholders. We view the dividend as an important compliment to that growth,” said Graham.

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SJI Dividend Policy Add 1

Forward-Looking Statement

This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy”
and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers or suppliers to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

South Jersey Industries [NYSE: SJI] is an energy services holding company for South Jersey Gas, South Jersey Energy Solutions, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus and Marina Energy. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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